Exhibit 10.22

CONSULTANCY AGREEMENT

This CONSULTANCY AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of January, 2006 by and between EPAM Systems, Inc., a Delaware corporation (the “Company”) (the Company and its subsidiaries are referred to collectively herein as the “Group Companies”), Landmark Business Development Limited, a company organized in Jersey, Channel Islands (“Landmark”) and the “Landmark” consultant Balazs Fejes (“Consultant”).

Background

The Group Companies are engaged primarily in the business of providing software development, maintenance and testing services utilizing an onshore-offshore delivery model at its development centers in Central and Eastern Europe (the Group Companies’ present business, and such future businesses in which it might engage, are referred to as the “Business”).

“Landmark” currently provides the services of the Consultant to EPAM Systems ApS (f/k/a Fathom Technology ApS) pursuant to a Consultancy Agreement dated January 20, 2001, as amended by First Amendment to Consultancy Agreement dated March 12, 2004, and as clarified by Letter Agreement on September 23, 2004 between the Consultant and the Company (the “Existing Consulting Agreement”). The Company desires to enter into this Agreement with the Consultant, so that Consultant will continue to render services to the Group Companies, and the Consultant desires to render such services to the Group Companies, all in accordance with the terms and conditions hereinafter set forth.

Agreement

NOW, THEREFORE, and in consideration of the above premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.	Engagement.

(a) Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to continue the engagement of Landmark and the Consultant, and Landmark together with the Consultant hereby agrees to continue to serve the Company, as a consultant and, thereafter, in such capacities, functions and positions of an executive officer as designated by the Board of Directors of the Company (the “Board of Directors”) from time to time. In performing his duties hereunder, the Consultant shall report to and be directly responsible to Arkadiy Dobkin or his successor as Chief Executive Officer of the Group Companies (the “CEO”).

(b) During the Term (as defined below), the Consultant shall, for the benefit of the Company, use his skills, knowledge and specialized training to perform the duties and exercise the powers, functions and discretions incident to the position which, from time to time, may be assigned to or vested in him by the CEO or the Board of Directors consistent with the terms of the Company’s Bylaws, in an efficient and competent manner and on such terms and subject to such restrictions as the CEO or the Board of Directors may from time to time impose.

(c) During the Term, the Consultant agrees to devote his full business time, energy and skill to the business of the Group Companies, and to the fulfillment of the Consultant’s obligations under this Agreement. In addition to the foregoing and not in limitation thereof, during the Term, the Consultant shall not carry on, engage in, or otherwise be interested in, directly or indirectly, any other business or activity that would compete with or result, directly or indirectly, in a conflict of interest with the Business or that would materially affect the Consultant’s ability to perform his duties as set forth in this Agreement. Subject to Section 11 and notwithstanding anything contained in this Section 1(c), the Consultant shall be entitled to invest in other business enterprises, provided such ownership does not detract from the Consultant’s duty to devote his full business time, energy and skill to the Business of the Group Companies.

(d) Landmark and the Consultant are solely independent contractors under this Agreement and nothing contained herein will create or be construed as creating an employment, agency, partnership, joint venture or other relationship between the parties other than one of independent contractors. Neither Landmark nor the Consultant shall have any authority to make a commitment on any Group Company’s behalf or incur an expenditure for which any Group Company may be liable, except to the extent that the Consultant shall have such authority by virtue of delegation by the CEO or the Board of Directors.

2.	Effective Date; Term; Post-Termination Restrictions; Restricted Shares.

(a) The effective date of this Agreement (the “Effective Date”) shall be the “Closing Date” under the Series A Preferred Stock Purchase Agreement (the “SPA”), dated as of even date hereof, by and among the Company, Russia Partners II, LP, and the other parties thereto. Should the closing pursuant to the SPA not occur, this Agreement will be deemed null and void and of no effect whatsoever. The term of Consultant’s engagement under this Agreement (the “Consultancy”) shall commence on the Effective Date and shall, unless earlier terminated as set forth herein, end on the third anniversary of the Effective Date (the “Term”). If Consultancy terminates as a result of the expiration of the Term, the Consultant will be subject to the post-termination restrictions contained in Sections 9 through 12 of this Agreement and the Company will pay Consultant the benefits that would be available under Clause 6(c) had the Company terminated the Consultancy hereunder Without Cause; provided that the duration of such restrictions and benefit payments shall be six months rather than twelve months. Notwithstanding the immediately preceding sentence, the Company, by written notice to Consultant on or prior to the expiration of the Term, shall be entitled to extend the duration of such restrictions and benefits payments described in the immediately preceding sentence to twelve months (rather than six months).

(b) The Company shall issue shares of its Common Stock (the “Additional Shares”) to the Consultant so that the Consultant (either directly or indirectly via Landmark) will own 88,380 shares of Common Stock (the “Target Shares”) as of the Effective Date. In consideration of such issuance, the Consultant and/or Landmark shall pay to the Company the product of (i) $12.1659 times (ii) the result of (A) the Additional Shares of Common Stock that need to be issued to reach the Target Shares minus (B) 18,650 additional Shares (the “Base Additional Shares”). 1/3 of the Base Additional Shares shall vest on each six-month anniversary of this Agreement for so long as the Consultancy is in effect; provided that upon a “Reorganization

Event” or “Qualified Public Offering” (as such terms are defined in the Company’s Certificate of Incorporation) during the Consultancy any unvested Base Additional Shares shall automatically vest. Upon the termination of the Consultancy for any reason, all unvested Base Additional Shares shall automatically be forfeited.

3.	Compensation.

(a) Subject to the terms of this Agreement, in consideration of the Consultant’s performance of the responsibilities and the discharge of those duties set forth in Section 1, the Company shall pay to Landmark, so long as the Consultant shall be engaged under this Agreement, a monthly consulting fee at least US$3,850 and €3,850 (the “Initial Monthly Fee”). The Consultant’s Initial Monthly Fee shall be reviewed by the Compensation Committee (the “Compensation Committee”) of the Board of Directors in January of 2007 and in January of each year thereafter during the Term, and the rate thereof may be increased as of such review date by such amount, if any (each, a “Monthly Fee Increase”), as the Board of Directors acting on the recommendation of the Compensation Committee deems appropriate in its sole discretion (the Initial Monthly Fee together with any Monthly Fee Increase shall collectively be referred to as the “Monthly Fee”). The Consultant’s Monthly Fee shall be payable to Landmark in arrears by not later than five days following the last working day of the month to which it relates. The Monthly Fee shall be paid by bank transfer to the bank account designated by Landmark in writing from time to time.

(b) The Monthly Fee and any other compensation payable hereunder is expressed in this Agreement gross of any tax or social security (which shall be deemed to include pensions, superannuation and any other payments required to be made in any jurisdiction) and shall be paid net of any deduction the Company is required to make by law in respect of such tax or social security, and in the event the Company is liable to pay such tax or social security on behalf of Landmark or any penalties for late payment or otherwise, in respect of such remuneration, and Landmark shall have received such remuneration without full deduction therefor, then Landmark shall be liable to promptly reimburse the amount of such taxes, social security and/or penalties to the Company and the Company shall apply such amount to satisfy such liability. Landmark and the Consultant shall be responsible for paying all applicable taxes which they are required to pay by reason of the Consultancy.

(c) In addition to the foregoing Monthly Fee, Landmark shall be eligible, at the sole discretion of the Board of Directors acting on the recommendation of the Compensation Committee, to receive an annual incentive consulting fee.

(d) The Consultant hereby acknowledges that the Consultant may be required to work beyond standard working hours in order to perform his duties hereunder and may be required to travel from time to time in connection with the performance of such duties. The Consultant shall not be entitled to compensation for overtime or extra hours worked in performance of his duties hereunder unless otherwise required by law.

(e) In addition to the compensation described in this Agreement, Landmark or the Consultant shall be entitled to reimbursement by the Company for all actual, reasonable and direct expenses incurred by him in the performance of the Consultant’s duties hereunder consistent with past practices, provided such expenses were incurred and documented in accordance with the expense reimbursement policies and procedures established by the Company from time to time.

4.	Holidays; Laws and Regulations.

(a) In addition to public holidays as are observed by the Company, the Consultant shall be entitled to four weeks of vacation each year during the Term.

(b) The Consultant acknowledges that the Company may promulgate internal handbooks, policies and procedures from time to time, and the Consultant shall adhere to the terms of any handbook, policy or procedures that the Company may promulgate from time to time. The Company reserves the right, in its sole discretion, to alter, amend or terminate any handbook, policy or procedure. In the event the terms and conditions of this Agreement conflict with the terms and conditions of any internal handbook, policy or procedure adopted by the Company, the terms and conditions of this Agreement shall control to the extent of such conflict.

(c) The Consultant shall carry out his duties in full compliance with applicable law, and the laws of any other jurisdiction applicable to the Company’s Business or the Consultant’s duties.

5.	Illness, Incapacity or Death During Consultancy.

(a) If by reason of illness, injury or incapacity, the Consultant is unable, despite reasonable accommodation, to perform his duties hereunder on a full-time basis for 120 or more consecutive days or 180 days in the aggregate during any 12-month period (or any such longer periods as may be required by law) (“Disabled”), then upon ten days prior written notice by the Company to the Consultant (or his representative, if applicable), the Company may terminate the Consultancy, and, thereupon, Landmark will be entitled to receive an amount equal to one half of the Consultant’s then current Monthly Payment, paid in equal monthly installments, for a period of twelve months following the date of such termination (collectively, the “Disability Payment”). Notwithstanding the foregoing, if the Company maintains a long term disability insurance policy for the benefit of the Consultant and the Consultant qualifies for the payments under such policy, the Company shall be obligated to pay to the Consultant only the difference, if any, between the Disability Payment and the aggregate amount of all payments under such policy.

(b) In the event of the Consultant’s death, all obligations of the Company under this Agreement shall terminate, other than the Consultant’s rights with respect to the payment to Landmark of that portion of the Monthly Payment earned by the Consultant to the date of death, a pro rata share (through the date of death) of any annual incentive bonus due Consultant (based on the year ending immediately subsequent to the date of death), plus reimbursement of all expenses that were properly incurred in accordance with subsection (d) of Section 3 by the Consultant in performing his responsibilities and duties for the Company prior to and including such date.

6.	Termination of Consultancy.

(a) At any time during the Term, (i) the Company may terminate the Consultancy With Cause (as hereinafter defined) by written notice to Landmark and the Consultant; (ii) the Company may terminate the Consultancy Without Cause (as hereinafter defined) by written notice to Landmark and the Consultant; (iii) the Consultant may terminate the Consultancy for Good Reason (as hereinafter defined) upon 30 days’ prior written notice to the Company, which notice shall set forth in detail the matters involved, but only if the Company subsequently fails to cure the basis upon which such termination for Good Reason is based during such 30-day period; and (iv) the Consultant may terminate the Consultancy for any reason or for no reason (other than for Good Reason) upon 60 days’ prior written notice to the Company.

(b) Subject to Section 5, if, during the Term, the Consultant terminates the Consultancy for any reason other than for Good Reason, or the Company terminates the Consultancy hereunder With Cause, all obligations of the Company to provide compensation and benefits under this Agreement shall cease upon the last day of the Consultancy (except for the payment of those benefits accrued or those reimbursable expenses properly incurred in accordance with subsection (d) of Section 3 by the Consultant prior to the date of such termination), and the Landmark and the Consultant shall have no claim against the Company for damages or otherwise by reason of such termination. The Company’s election to terminate the Consultancy With Cause shall be without prejudice to any remedy the Company may have against Landmark or the Consultant for the breach or nonperformance of any of the provisions of this Agreement.

(c) If, during the Term, the Company terminates the Consultancy hereunder Without Cause or the Consultant terminates the Consultancy for Good Reason, then Landmark will be entitled to receive the Monthly Payments for one year, paid in equal monthly installments for 12 months following the effective date of the termination of the Consultancy. Notwithstanding the foregoing, all post-consultancy compensation shall cease to accrue, and Landmark and the Consultant shall have no further entitlement to the same, from and after the date the Consultant breaches any of the post-consultancy covenants set forth in Sections 8 through 12 of this Agreement (if applicable).

(d) “With Cause” means the Company’s termination of the Consultancy upon the occurrence of any of the following (which occurrence in each case results in a material detriment to the Company): (i) a material breach by the Consultant or Landmark of this Agreement, after written notification from the Company of such breach, setting forth in detail the matters involved, and Consultant’s or Landmark’s failure to cure the problem resulting in such breach (if curable) within 30 days thereafter; or (ii) the conviction of the Consultant or Landmark of a felony or any crime involving moral turpitude, fraud or dishonesty.

(e) “Without Cause” means the termination of the Consultancy for any reason other than those enumerated in subsection (d) above or Section 5 of this Agreement, or for no reason.

(f) “Good Reason” means (i) a material breach by the Company of this Agreement; or (ii) a material limitation or diminution of the Consultant’s responsibilities, authorities or duties.

7.	Effect of Termination.

The provisions of subsections (b) and (c) of Sections 6, and Sections 8 through 14 and 22 of this Agreement shall survive the termination of this Agreement and the termination of the Consultancy to the extent required to give full effect to the covenants and agreements contained therein.

8.	Confidentiality; Intellectual Property; Communications.

(a) Both during the Consultancy and after termination thereof for any reason or for no reason, Landmark and the Consultant shall not use or disclose, except as set forth in subsection (d) below, as authorized by the Company, or as otherwise necessary in connection with the performance of the Consultant’s duties hereunder (during the Term), any Confidential Information (as hereinafter defined) that the Consultant may have or acquire (whether or not developed or compiled by the Consultant and whether or not the Consultant has been authorized to have access to such Confidential Information) during the Term.

(b) The term “Confidential Information” as used in this Agreement shall mean and include any information, data and know-how relating to the Group Companies or their Business that is disclosed to the Consultant by the Group Companies or known by the Consultant as a result of the Consultant’s relationship with the Group Companies and not generally within the public domain (whether constituting a trade secret or not), including the following information:

(i) technical information, such as computer program source and object codes, user interfaces, inventions, processes, specifications, research, methods, techniques, software, or engineering or technical specifications, and any knowhow relating to any of the foregoing, and methods of delivery, whether owned by the Group Companies or licensed by the Group Companies from a third patty, in each case to the extent that such information is not generally known to the public;

(ii) financial information, such as the Group Companies’ revenues, earnings, assets, debts, gross margins, fee structures, volumes of purchases or sales, or other financial data or information of competitive value, whether relating to the Group Companies generally or their Business, or to particular product or service lines, geographic areas, or time periods;

(iii) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Group Companies, marketing forecasts or results of marketing efforts or information about impending transactions;

(iv) personnel information, such as employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

(v) customer information, such as any compilation of past, existing or prospective customers, customer proposals or agreements between customers and the Group Companies, status of customer accounts or credit, or related information about actual or prospective customers.

(c) “Confidential Information” does not include information that has become a part of the public domain by the act of one who has the right to disclose such information without violating any right of the Group Companies or the customer to which such information pertains. Confidential Information that is specific as to techniques, methods or the like shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed within the foregoing exception merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

(d) In the event that Landmark or the Consultant becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Landmark or the Consultant shall provide the Company with prompt written notice of such requirement prior to complying therewith so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, Landmark or the Consultant shall furnish only that portion of the Confidential Information that is legally required and to exercise reasonable efforts to obtain an assurance that confidential treatment will be accorded such Confidential Information.

(e) All writings, tapes, recordings and other works in any tangible medium of expression, regardless of the medium, that have been or are prepared by Landmark or the Consultant, or to the preparation of which Landmark or the Consultant contributes in any way, in connection with the Consultancy (collectively, the “Works”), and all copyrights and other rights, titles and interests whatsoever in and to the Works, belong solely and exclusively to the Company as works made for hire; moreover, if and to the extent any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire,” Landmark and the Consultant hereby assign, grant and deliver, solely and exclusively unto the Company, all copyrights and other rights, titles and interests whatsoever in and to the Works.

(f) Landmark and the Consultant shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company or its affiliates, any invention or idea in any way connected with the Consultancy related to the Group Companies’ Business, research or development (developed alone or with others) conceived or made during the Consultancy. Landmark and the Consultant agree to assign, grant and deliver to the Company such invention or idea in any way connected with the Consultancy or related to the Group Companies’ Business, research or development, and will cooperate with the Company and sign all documents deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Landmark or the Consultant fail or refuse to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that the provisions of this subsection (f) do not apply to an idea or invention for which no equipment, supplies, facility or trade secret information of the Group Companies was used and which was developed entirely on the Consultant’s own time, unless (a) the invention relates (i) directly to the Business of the Group Companies, or (ii) to the Group Companies’ actual or demonstrably anticipated research or development, or (b) the idea or invention results from any work performed by Landmark or the Consultant for the Group Companies.

(g) Except as otherwise required by applicable law, both during the Consultancy hereunder and after termination of the Consultancy for any reason or for no reason, with respect to any pending or potential litigation or regulatory or administrative proceeding involving the Group Companies or any of its affiliates, other than any litigation or other proceeding in which Landmark or the Consultant is a party-in-opposition (a “Proceeding”): (i) neither Landmark nor the Consultant shall communicate with anyone (other than their respective attorneys and tax advisors), except to the extent necessary in the performance of the Consultant’s duties hereunder with respect to the facts or subject matter of the Proceeding, without giving prior notice to the Company, and (ii) in the event that any other party attempts to obtain information or documents from Landmark or the Consultant with respect to matters possibly related to a Proceeding, Landmark or the Consultant shall promptly so notify the Company.

(h) Both during the Consultancy hereunder and for one year after termination of the Consultancy for any reason or for no reason, the Company on its on behalf and on behalf of all of the Group Companies and the Consultant each agrees that he or it shall not, in any communications with the press or other media or any customer or client of the Companies or affiliates, criticize, ridicule or make any statement which disparages or is derogatory of the other, or of the Companies’ officers, directors, agents or employees.

(i) At the termination or expiration of this Agreement, or at any time upon the Company’s request, the Consultant shall deliver to the Company all files, customer lists, price lists, bids, specifications, forms, software, financial data, papers, and other documents, including all copies of the foregoing (including those contained in magnetic or optical media or other forms of computer storage); all computers, modems, diskettes, samples, credit cards, keys, security passes, tools, vehicles, and equipment; and all other materials, Confidential Information, and other property in his possession or control that is Group Companies’ property, unless otherwise agreed by the Company in writing. Notwithstanding anything herein to the contrary, the Consultant may retain a copy of his personnel files and records that relate directly to him.

9.	Nonsolicitation of Employees.

Subject to the terms contained in Section 2, both during the Consultancy hereunder and for one year after termination of the Consultancy for any reason or for no reason, neither Landmark nor the Consultant shall, directly or indirectly, engage, employ, or solicit the employment or retention as a consultant of any person who is then or has been within six (6) months prior thereto, an employee or consultant of any of the Group Companies. Notwithstanding the immediately preceding sentence, other than the reference to Section 2, if the Consultant terminates the Consultancy hereunder for any reason other than for Good Reason or the Company terminates the Consultancy With Cause, the nonsolicitation provisions contained in this Section 9 shall continue for two years rather than one year.

10.	Nonsolicitation of Customers.

(a) Subject to the terms contained in Section 2, both during the Consultancy hereunder and for one year after termination of the Consultancy for any reason or for no reason, Landmark and the Consultant shall refrain from soliciting, encouraging or inducing or attempting to solicit, encourage or induce (directly or by assisting others) (x) any business from any Customers (as defined below), including actively sought prospective Customers, for purposes of providing products or services that are directly competitive with the products and services provided by the Group Companies or (y) Customers to terminate or reduce any of their business relationships with the Group Companies. Notwithstanding the immediately preceding sentence, other than the reference to Section 2, if the Consultant terminates the Consultancy hereunder for are reason other than for Good Reason or the Company terminates the Consultancy hereunder With Cause, the nonsolicitation provisions contained in this Section 10 shall continue for two years rather than one year.

(b) For the purposes of this Section 10, “Customer” means any and all persons, partnerships, associations, firms, corporations or other entities that (a) have purchased any of the Group Companies’ products or services within one year prior to the date of termination of the Consultant’s consultancy with the Company, and (b) (i) with whom the Consultant dealt directly; (ii) whose dealings with the Group Companies were coordinated or supervised by the Consultant; or (iii) about whom the Consultant obtained Confidential Information in the ordinary course of business as a result of the Consultant’s association with the Group Companies.

11.	Restriction on Investments in Competitors.

Subject to the terms contained in Section 2, both during the Consultancy hereunder and for one year after termination of the Consultancy for any reason or for no reason, neither Landmark nor the Consultant shall directly or indirectly invest in (other than to hold 2% or less of any class of securities of a public company) or otherwise provide financial assistance to any person or entity developing, selling or providing services sourced from Russia, any country of the former Soviet Union or Hungary that are competitive with the Business of the Group Companies, if the Group Companies are also then still engaged in such Business (a “Competitor”).

12.	Noncompetition.

(a) Both during the Consultancy hereunder and for one year after termination of the Consultancy for any reason or for no reason, neither Landmark nor the Consultant shall not perform services in a Competitive Position (as defined in subsection (b) below) for any Competitor.

(b) “Competitive Position” shall mean any senior technical or sales responsibilities or position whereby the Consultant will use Confidential Information, or whereby the Consultant performs or has senior technical or sales responsibilities or duties that are the same or substantially similar to those senior technical or sales responsibilities or duties actually performed by the Consultant while engaged by the Company (whether as an employee or an independent contractor), for any Competitor.

13.	Severability and Reformation.

(a) Except to the extent a provision of this Agreement is subject to reformation as provided below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

(b) If any of the covenants or promises of this Agreement are determined by any court of law or equity, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Landmark and the Consultant hereby consent to and affirmatively request that said court, to the extent legally permissible, reform the covenant or promise so as to be reasonable and enforceable and so as to reasonably achieve the protections sought in Section 14. Landmark and the Consultant hereby request that said court enforce all covenants or promises as so reformed.

14.	Injunctive Relief.

Landmark and the Consultant understand and hereby acknowledge that in the event of a breach or threatened breach of any of the covenants and promises contained in Sections 8 through 12, the Company will suffer irreparable injury for which there is no adequate remedy at law and the Company will therefore be entitled to obtain, without bond, injunctive relief enjoining said breach or threatened breach. Landmark and the Consultant hereby further acknowledge, however, that the Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

15.	Key Man Life Insurance.

During the term of the Consultancy, the Company may procure and maintain key man life insurance with respect to the Consultant in such amounts and with such terms as may be determined by the Board of Directors in its sole discretion, and the Consultant shall assist and cooperate with the Company in procuring, maintaining and renewing such key man life insurance. All of the premiums for any such key man life insurance policy shall be paid by the Company. The Company shall be the sole beneficiary of any such key man life insurance policy, and neither the Consultant nor the heirs or personal representatives of the Consultant shall have any interest in or to any proceeds, cash surrender value or other payments associated with any such key man life insurance policy.

16.	Assignment.

Neither this Agreement nor any rights granted hereunder may be assigned, transferred, conveyed or encumbered by a party to this Agreement without the prior written consent of the other party; provided, however, that the Company may assign or transfer its rights under this Agreement to any division, subsidiary or affiliate of the Company or to any entity acquiring all or substantially all of the assets of the Company. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company, and upon the Consultant and his heirs and personal representatives. The term “Company” as used in this Section 16 shall be deemed to include the successors and permitted assigns of the Company as well as any and all divisions, subsidiaries, or affiliates thereof.

17.	Waiver.

The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

18.	Governing Law.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its provisions concerning choice of laws or choice of forum.

19.	Heading and Captions.

The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

20.	Notices.

All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by facsimile, registered or certified mail or Federal Express or other nationally recognized overnight delivery service (a “Delivery Service”). Any notices shall be deemed given upon the earlier of the date when received at, the day when delivered via facsimile or the third day after the date when sent by registered or certified mail or the day after the date when sent by a Delivery Service to, the address set forth on Exhibit A hereof, unless such address is changed by notice to the other party hereto.

21.	Gender.

All pronouns or any variations thereof contained in this Agreement refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

22.	Arbitration.

The parties hereto hereby agree to submit any controversy or claim arising out of or relating to the Consultancy, or the termination thereof, or this Agreement, or the breach thereof (including any claim that any provision of this Agreement or any obligation of the Consultant is illegal or otherwise unenforceable or avoidable under law, ordinance or ruling or that the Consultancy was illegally terminated) for arbitration at the office of the American Arbitration Association in New York, NY, in accordance with the United States Arbitration Act (9 U.S. C. § l et seq.) and the rules of the American Arbitration Association. Each party consents and submits to the personal jurisdiction and venue of the trial courts of New York, NY and also to the personal jurisdiction and venue of the United States District Court for the Southern District of New York for purposes of enforcing this provision. All awards of the arbitration shall be binding and nonappealable except as otherwise provided in the United States Arbitration Act. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate. The arbitrator shall have no authority to award punitive damages, but will otherwise have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The parties shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents. Depositions may be ordered by the arbitrator upon a showing of need. The foregoing provisions shall not preclude any party from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as a party may determine is necessary or appropriate.

23.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this agreement and supersedes any prior agreements or understandings among the parties with respect to such subject matter. No amendment or waiver of this agreement or any provision hereof shall be effective unless in writing signed by both of the parties. The parties specifically agree that the terms of the Existing Consulting Agreement and all prior employment or consulting relationships (including stock option plans or stock option grants and relationships with affiliates) (other than, to the extent the terms are not inconsistent, the Employment Contract dated February 1, 2001 between EPAM Systems Kft (f/k/a Fathom Technology Kft) and the Consultant) are superseded by this Agreement on the Effective Date.

24.	Interpretation.

Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” and (d) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under Generally Accepted Accounting Principles. Any reference to a party’s being satisfied with any particular item or to a party’s determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

[Signatures appear on following page]

EPAM SYSTEMS, INC.

/s/ Arkadiy Dobkin
Arkadiy Dobkin
President and Chief Executive Officer

/s/ Balazs Fejes
Balazs Fejes

LANDMARK BUSINESS DEVELOPMENT LIMITED

By:
Name:
Title:

EPAM SYSTEMS, INC.

Arkadiy Dobkin
President and Chief Executive Officer

Balazs Fejes

LANDMARK BUSINESS DEVELOPMENT LIMITED

By:	/s/ David Bryant 11/01/06
Name:	David Bryant
Title:	Director